Exhibit 99.1

Conference Call:	February 9 at 4:30 p.m. EST
Dial-in numbers:	800/ 779-2934 or 646/ 862-1143
Webcast /Replay URL:	http://www.seracare.com/html/news.html
Telephone Replay:	available for 4 days at 800/ 633-8284 or 402/ 977-9140
Res. #21231887

News Announcement	For Immediate Release

SERACARE Q1 EPS ROSE 67% TO $0.15 ON A 161% SALES INCREASE

- Gross Margin Improved to 45% From 38% a Year Ago -

- Reiterates FY 2005 EPS Guidance of $0.65 to $0.70 -

OCEANSIDE, California, February 9, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), an innovative developer and provider of human and animal based diagnostic, therapeutic and research products for the life science industry, today reported financial results for the fiscal 2005 first quarter ended December 31, 2004.

Sales for the fiscal 2005 first quarter increased 161% to $13.0 million compared with $5.0 million in the year-ago period. The increase in sales was principally due to contributions from acquisitions completed in fiscal 2004, as well as from organic growth. SeraCare’s continued focus on higher margin products increased gross profit to $5.9 million (45%) from $1.9 million (38%) in the year-ago period. Selling, general and administrative expenses increased by $1.2 million, but declined as a percentage of sales to 20% from 26% in the year ago period, underscoring efficiencies being created though the integration of the company’s expanded operations. Income from operations rose over five-fold to $3.3 million in the first quarter of fiscal 2005 from $0.6 million in the year-ago period.

Reflecting acquisition-related borrowings, interest expense rose to $0.6 million in the FY 2005 first quarter, compared to $0.02 million a year-ago. Commencing with the FY 2005 first quarter SeraCare’s operating results are now taxed at 38%. Accordingly, its FY 2005 first quarter included income tax expense of $1.0 million, versus an income tax benefit of $0.2 million in the year-ago period.

Despite higher interest expense and income tax provisions, net income for the first quarter of fiscal 2005 more than doubled to $1,680,000, or $0.15 per diluted share, as compared with net income of $767,000, or $0.09 per diluted share, in the first quarter of fiscal 2004. The Company’s weighted average diluted share count increased approximately 24% to 11.0 million in the first quarter of fiscal 2005, compared to 8.9 million in the first quarter of fiscal 2004.

SeraCare Life Sciences, Inc., 2/9/05	page 2 of 4

Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences, said, “In the first full quarter following our acquisition of the BBI Diagnostics and BBI Biotech Research Laboratories assets, SeraCare reaped the benefits of our business model and acquisition strategy by achieving record sales, operating income and net income. Our near term focus remains on integrating our new operations, products, facilities and customer relationships. Through this process, which is proceeding on plan, we aim to extract the greatest possible service and product benefits for our customers, while also driving sales, marketing and cost synergies throughout the organization. We continue to seek acquisitions that will be accretive to earnings and fall within our core competencies.”

SeraCare Reiterates Fiscal 2005 Guidance:

Mr. Crowley added, “SeraCare continues to expect sales of approximately $55-60 million, and diluted earnings per share of $0.65 to $0.70 for the full fiscal 2005 year.”

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services for diagnostic, therapeutic, drug discovery, and research organizations worldwide. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the Global Repository®, comprised of clinical samples (DNA, RNA, tissue, and serum) for the application of human genetics to target validation for drug discovery. SeraCare is headquartered in Oceanside, CA and maintains facilities in Massachusetts, Maryland and Pennsylvania. For more information please visit www.seracare.com or divisional websites at www.bbii.com and www.getdna.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectation that it will achieve net sales of $55—$60 million and diluted EPS of $0.65 to $0.70 for the full fiscal 2005 year, and (ii) the Company’s expectation with respect to the synergies described in this press release resulting from its acquisitions of substantially all of the assets of the BBI Diagnostics and BBI Biotechnology Research Laboratories divisions of Boston Biomedica, Inc. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the acquired operations into its own, (ii) market demand for plasma and plasma-based products, (iii) the Company’s ability to retain its existing customers and attract new ones, and (iv) the Company’s access to adequate blood and plasma raw materials on terms consistent with its existing contracts. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2004 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Carol Young, David Collins

Jaffoni & Collins Incorporated

212/835-8500 or srls@jcir.com

-tables follow-

SeraCare Life Sciences, Inc., 2/9/05	page 3 of 4

SeraCare Life Sciences, Inc.

Statements of Income

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2004	2003
Net sales	$13,000	$4,977
Cost of sales	7,113	3,073

Gross profit	5,887	1,904

Research and development expense	54	—
Selling, general and administrative expenses	2,542	1,314

Income from operations	3,291	590

Interest expense – net	581	24

Income before income tax expense (benefit)	2,710	566

Income tax expense (benefit)	1,030	(201)

Net income	$1,680	$767

Earnings per common share:
Basic	$0.17	$0.10

Diluted	$0.15	$0.09

Weighted average shares used in per share calculation:
Basic	9,886	7,729

Diluted	11,019	8,907

-table follows-

SeraCare Life Sciences, Inc., 2/9/05	page 4 of 4

SeraCare Life Sciences, Inc.

Balance Sheets

(In thousands, except for share data)

(unaudited)

	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$337	$1,476
Accounts receivable, net of allowance for doubtful accounts of $108 as of Dec. 31, 2004 and Sept. 30, 2004	11,599	12,025
Inventory	28,377	26,162
Prepaid expenses and other current assets	1,043	1,269

Total current assets	41,356	40,932

Property and equipment, net	8,046	7,423
Goodwill	32,605	33,198
Other intangible assets	6,720	6,404
Other assets	1,166	1,171

Total assets	$89,893	$89,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,297	$7,180
Accounts payable to related parties	1,438	1,700
Accrued expenses	4,406	4,321
Current portion long-term debt	3,883	3,808

Total current liabilities	16,024	17,009

Long-term debt	22,301	22,467
Long-term notes payable to related parties	3,500	3,500
Other liabilities	395	388

Total liabilities	42,220	43,364

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, no par value, 25,000,000 shares authorized, 9,914,448 and 9,762,116 shares issued and outstanding as of Dec. 31, 2004 and Sept. 30, 2004, respectively	23,165	22,936
Additional paid-in capital	13,519	13,519
Retained earnings	10,989	9,309

Total stockholders’ equity	47,673	45,764

Total liabilities and stockholders’ equity	$89,893	$89,128

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